Exhibit 10.6

DISTRIBUTION REINVESTMENT PLAN

OF

SLR Secured Specialty Lending Fund

SLR Secured Specialty Lending Fund, a Delaware statutory trust (the “Fund”), hereby adopts the following plan (the “Plan”) with respect to cash dividends and other distributions declared by its Board of Trustees on common shares of the Fund’s beneficial interest (“Common Shares”):

1. Unless a shareholder specifically elects to receive cash as set forth below, all cash dividends and other distributions hereafter declared by the Board of Trustees shall be payable in Common Shares, and no action shall be required on such shareholder’s part to receive a distribution in Common Shares.

2. Such cash dividends and other distributions shall be payable on the first calendar day of the month following the record date(s) established by the Board of Trustees for the cash dividends and/or other distributions involved.

3. A shareholder may elect to receive his, her or its cash dividends and other distributions in cash. To exercise this option, such shareholder shall notify (either directly or through their financial advisor, broker or other financial intermediary, or otherwise) Ultimus Fund Solutions, LLC (referred to as the “Plan Administrator”), in writing so that such notice is received by the Plan Administrator no later than 10 business days in advance of the first calendar day of the next month in order for such shareholder’s election to be effective for such month. Such election shall remain in effect with respect to all subsequent dividends and distributions until the shareholder subsequently completes and executes an enrollment form or any distribution authorization form as may be available from the Plan Administrator. Participation in the Plan will begin with the next distribution payable after acceptance of a shareholder’s subscription, enrollment or authorization. Shares will be purchased under the Plan as of the first calendar day of the month following the record date of the distribution.

4. The Plan Administrator will set up an account for shares acquired pursuant to the Plan for each shareholder who has not so elected to receive dividends and distributions in cash (each a “Participant”). The Plan Administrator may hold each Participant’s shares, together with the shares of other Participants, in non-certificated form in the Plan Administrator’s name or that of its nominee. The Plan Administrator shall not issue Common Share certificates to any Participant.

5. The Plan Administrator will confirm to each Participant each acquisition made pursuant to the Plan as soon as practicable but not later than 10 business days after the date thereof. Although each Participant may from time to time have an undivided fractional interest (computed to three decimal places) in a share of Common Shares of the Fund, no certificates for a fractional share will be issued. However, dividends and distributions on fractional shares will be credited to each Participant’s account. In the event of termination of a Participant’s account under the Plan, the Plan Administrator will adjust for any such undivided fractional interest in cash at the most recent available net asset value (“NAV”) per share of the Fund’s Common Shares at the time of termination.

6. The Plan Administrator will forward to each Participant any Fund-related proxy solicitation materials and each Fund report or other communication to shareholders, and will vote any shares held by it under the Plan in accordance with the instructions set forth on proxies returned by Participants to the Fund.

7. In the event that the Fund makes available to its shareholders rights to purchase additional shares or other securities, the shares held by the Plan Administrator for each Participant under the Plan will be added to any other shares held by the Participant in calculating the number of rights to be issued to the Participant.

8. The Plan Administrator’s service fee, if any, and expenses for administering the Plan will be paid for by the Fund.

9. Each Participant may terminate his, her or its account under the Plan by so notifying the Plan Administrator in writing or by telephone. Such termination will be effective immediately if the Participant’s notice is received by the Plan Administrator not less than 10 business days prior to any dividend or distribution record date; otherwise, such termination will be effective only with respect to any subsequent dividend or distribution. Any transfer of Common Shares by a Participant to a non-Participant will terminate participation in the Plan with respect to the transferred Common Shares. If a Participant elects to tender its Common Shares in full in any Fund tender offer for Common Shares, any Common Shares issued to the Participant under the Plan subsequent to the expiration of the tender offer will be considered part of the Participant’s prior tender, and such Participant’s participation in the Plan will be terminated as of the valuation date of the applicable tender offer. Any distributions to be paid to such shareholders on or after such date will be paid in cash on the scheduled dividend payment date. The Plan may be terminated by the Fund upon notice in writing mailed to each Participant at least 30 days prior to any record date for the payment of any dividend or distribution by the Fund. Upon any termination, the Plan Administrator will cause the Common Shares held for the Participant to be delivered, without charge, to the Participant. If a Participant elects by his, her or its written or telephonic notice to the Plan Administrator in advance of termination to have the Plan Administrator sell part or all of his, her or its shares and remit the proceeds to the Participant, the Plan Administrator is authorized to deduct a $15 transaction fee plus brokerage commission from the proceeds.

10. These terms and conditions may be amended or supplemented by the Fund at any time but, except when necessary or appropriate to comply with applicable law or the rules or policies of the Securities and Exchange Commission or any other regulatory authority, only by mailing to each Participant appropriate written notice at least 30 days prior to the effective date thereof. The amendment or supplement shall be deemed to be accepted by each Participant unless, prior to the effective date thereof, the Plan Administrator receives written notice of the termination of his, her or its account under the Plan. Any such amendment may include an appointment by the Plan Administrator in its place and stead of a successor agent under these terms and conditions, with full power and authority to perform all or any of the acts to be performed by the Plan Administrator under these terms and conditions. Upon any such appointment of any agent for the purpose of receiving dividends and distributions, the Fund will be authorized to pay to such successor agent, for each Participant’s account, all dividends and distributions payable on shares of the Fund held in the Participant’s name or under the Plan for retention or application by such successor agent as provided in these terms and conditions.

11. The Plan Administrator will at all times act in good faith and use its best efforts within reasonable limits to ensure its full and timely performance of all services to be performed by it under this Plan and to comply with applicable law, but assumes no responsibility and shall not be liable for loss or damage due to errors unless such error is caused by the Plan Administrator’s negligence, bad faith, or willful misconduct or that of its employees or agents.

12. These terms and conditions shall be governed by the laws of the State of New York to the extent such principles would require or permit the application of the laws of another jurisdiction.